Exhibit 10.2

	COCA-COLA PLAZA ATLANTA, GEORGIA	ADDRESS REPLY TO
BRIAN J. SMITH PRESIDENT & CHIEF OPERATING OFFICER		P.O. Box 1734 Atlanta, GA 30301 _________ 404.676.9818 Fax: 404.598.0818

September 14, 2020

Henrique Braun
Rio de Janeiro, Brazil

Dear Henrique,

We are delighted to confirm your promotion as Operating Unit President, Latin America, with an effective date of October 1, 2020. You will report to me. The information contained in this letter provides details of your new position.
◦Your principal place of assignment will continue to be Rio de Janeiro, Brazil. You will continue to be employed by Recofarma Industria do Amazonas Ltda.
◦Your annual base pay for your new position will be USD 580,000.
•You will continue to be eligible to participate in the annual Performance Incentive Plan. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.
◦You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive LTI awards within guidelines for the job grade assigned to your position, and based upon your leadership potential to impact the Company’s future growth. As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable
◦You are expected to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to four times your base pay. Because this represents an increase from your prior target level, you will have an additional 2 years, or until December 31, 2022, to meet your requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

Henrique Braun
September 14, 2020

◦You will continue to be eligible for the Company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to USD 10,000, subject to taxes and withholding.
◦You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.
◦As a mobile assignee, you will continue to participate in the Global Mobility Tier 1 HQ Program and be provided the standard benefits of that program. The duration and type of assignment are contingent upon the business needs of the Company provided suitable performance standards are maintained. The Code of Business Conduct, Confidentiality Agreements, or any other document related to knowledge you acquire of Company business or conducting business remain in effect during international assignments.
◦This letter is provided as information and does not constitute an employment contract.

Henrique, I feel certain that you will find challenge, satisfaction and opportunity in this role as we start our journey together during this important time.

Sincerely,

/s/ Brian J. Smith

Brian J. Smith
President and Chief Operating Officer

C:    Carl Saunders
    Executive Compensation
    Executive Services
    Global Mobility

I, Henrique Braun, accept this offer

Signature: /s/ Henrique Braun

Date: September 30, 2020